Exhibit 10.2

Standstill Agreement

This STANDSTILL AGREEMENT, dated February 25, 2008 (the “Agreement”), is by and between Evolving Systems, Inc., a Delaware corporation (the “Company”), and Karen Singer, as Trustee of the Singer Children’s Management Trust (the “Stockholder” and, together with the Stockholder’s Affiliates (as defined below) and Associates (as defined below) from time to time, the “Singer Group”).

WHEREAS, the Stockholder is the beneficial owner of 2,592,528 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); and

WHEREAS, the Stockholder intends to acquire (such acquisition, the “Share Acquisition”) 500,000 shares of common stock resulting from the conversion of Series B Redeemable Convertible Preferred Stock of the Company owned by Apax WW Nominees Ltd a/c AE4 (“Apax”), which acquisition is expected to be consummated following the execution of this Agreement; and

WHEREAS, the Stockholder has requested that the Company approve the Share Acquisition and waive the applicability of Section 203 of the Delaware General Corporation Law, as amended (“Section 203”), and the Company wishes to grant such approval and waiver on the terms and conditions set forth in this Agreement; and

WHEREAS, the Stockholder wishes, and the Company has agreed to take such actions, to increase the number of directors constituting the board of directors of the Company (the “Board”) by two (2) independent directors to nine (9) directors.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholder, on behalf of the Singer Group, and the Company hereby agree as follows:

Section 1.  Representations.

(a) Binding Agreement: Authority.   The Company hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.  The Stockholder represents and warrants that this Agreement has been duly authorized, executed and delivered by such Stockholder, and is a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

(b) Share Ownership.   The Stockholder represents and warrants that, as of the date hereof, it and its Affiliates and Associates are the “beneficial owners” (as defined below) of the class and series of shares of capital stock of the Company in the amounts set forth above and that, after giving effect to the occurrence of the Share Acquisition it and its affiliates (as defined in Section 203) and associates (as defined in Section 203) and having been informed by the Company that there are 19,310,944 shares of Common Stock outstanding on the date hereof and based solely on such information, will be the “owners” (as defined in Section 203) of fifteen percent (15%) or more of the then outstanding shares of Common Stock but, also based on the aforesaid information from the Company, it and its Affiliates and Associates will beneficially own less than twenty percent (20%) the then outstanding shares of Common Stock.  None of the Singer Group nor any of their respective Affiliates and Associates beneficially own, or have any rights, options or agreements to acquire or vote, any other shares of capital stock of the Company.

(c) Waiver of Section 203.  The Company represents and warrants that the Board adopted, on February 25, 2008, resolutions approving the Share Acquisition and waiving the applicability of Section 203, which approval and waiver shall no longer be effective following the consummation of the Share Acquisition upon (i) any failure of the Singer Group to be in compliance in all respects with the applicable material provisions of this Agreement and (ii) subsequent to becoming an “interested stockholder” (as defined in Section 203), solely as a result of any sale or disposition of any capital stock of the Company by any of the Singer Group, any failure of the Stockholder, and its affiliates (as defined in Section 203) and associates (as defined in Section 203), to be the owners (as defined in Section 203) of fifteen percent (15%) or more of the voting capital stock of the Company, or to be an “interested stockholder” (as defined in Section 203),

(d) Certain Defined Terms.  For purposes of this Agreement, the term “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

Section 2.  Stockholder Director Nominations.   As soon as practicable after the date hereof, the Board will (a) increase the size of the Board from seven (7) members to nine (9) members and (b) appoint  two individuals proposed by the Stockholder (each a “Singer Nominee”),  designating one of the newly created directorships for the class of directors to be elected at the 2008 Annual Meeting of the Stockholders of the Company (such class of directors, the “2008 Class”) and the other newly created directorship to be elected at the 2010 Annual Meeting of Stockholders (such class of directors, the 2010 Class”).     Each such Singer Nominee shall, immediately upon his or her appointment to the Board as aforesaid, in all respects be, and be deemed to be, a full member of the Board having all voting and other rights appurtenant to such membership under the Company’s Certificate of Incorporation, By-laws and otherwise.  Upon his or her appointment as aforesaid, the Singer Nominee in the 2008 Class shall serve on the Board until the 2008 Annual Meeting of Stockholders, and at such 2008 Annual Meeting of Stockholders, such Singer Nominee shall be nominated by the Company as provided in the next sentence of this Section 2.  The Company further agrees to nominate the Singer Nominee in the 2008 Class for election as a director of the Company at its 2008 Annual Meeting of Stockholders and use its reasonable best efforts to cause the election of the 2008 Singer Nominee to the Board of the Company for a three year term ending in 2011 and until his or her successor is duly elected and qualified.  Upon his or her appointment as aforesaid, the Singer Nominee in the 2010 Class shall serve until the later of the date on which the Standstill Period expires or the date of the 2010 Annual Meeting of Stockholders.  Notwithstanding the foregoing, the Board shall have no obligation to appoint such individuals to the Board if the Board determines in its reasonable discretion that either or both of such proposed Singer Nominees does not meet the requirements of an independent director under the then applicable NASDAQ listing standards or is otherwise determines in the exercise of such reasonable discretion that either or both of such proposed Singer Nominee are not qualified or acceptable to serve as a director of the Company.  As a condition to the nomination to the Board of each of the Singer Nominees, each Singer Nominee shall execute and deliver a customary confidentiality agreement of the Company for such purposes and shall agree in writing to be bound by the terms and conditions of the Company’s policies applicable to all directors, including, without limitation, the Company’s Code of Business Conduct and insider trading policies as amended and in effect from time to time.  Notwithstanding the foregoing, at and after such time after the date of this Agreement that the Stockholder beneficially owns ten percent

(10%) or less of the outstanding shares of Common Stock, the obligations of the Company under this Section 2 shall terminate and be of no further force or effect.

Section 3.  Voting.

(a) Meetings of Stockholders/ Standstill Provisions.  For the period (the “Standstill Period”) beginning from and after the date (the “Singer Nominee Board Appointment Date”) on which both of the Singer Nominees are appointed to the Board of the Company as provided in Section 2 of this Agreement and expiring on the eighteen (18) month anniversary of the Singer Nominee Appointment Date,  and so long as there is no failure of the Company to be in compliance in all respects with the applicable material provisions of this Agreement, the Singer Group will not submit any stockholder proposal (pursuant to Rule 14a-8, promulgated under the Exchange Act, or otherwise), or any notice of nomination or other business under the bylaws of the Company, as amended and in effect, and will not nominate (except to the extent provided in Section 2 above) or oppose directors for election at any Annual Meeting of Stockholders of the Company.   During the Standstill Period and so long as there is no failure of the Company to be in compliance in all respects with the applicable material provisions of this Agreement, the Singer Group shall cause (i) for any meeting of stockholders of the Company, all shares of voting capital stock of the Company owned by any of them (collectively, the “Shares”) as of the record date, to be present for quorum purposes and (ii) for any meeting of stockholders of the Company at which directors are to be elected, all Shares as of the record date, to be voted in favor of the Company’s nominees for directors at such meeting or any adjournments or postponements thereof.

(b) Other Meetings.  During the Standstill Period and so long as there is no failure of the Company to be in compliance in all respects with the applicable material provisions of this Agreement, the Singer Group shall cause all Shares as of the record date for any other meetings of stockholders of the Company, to be present for quorum purposes and to be voted, at such meeting or any adjournments or postponements thereof, in favor of any matter brought before such meeting upon the recommendation of the Board by a two-third (2/3rd) vote of those members voting; provided, however, that this provision will not restrict the Singer Group from voting as they deem appropriate in the exercise of their fiduciary duty with respect to a merger, tender offer, reorganization, recapitalization, sale of assets or other similar transaction that is submitted for stockholder approval at such meeting, it being understood that to the extent any such proposal includes the proposed election of an alternate slate of directors in lieu of directors nominated by the Company, the Singer Group will in all events be required to vote in favor of the Company’s nominees.

(c) Further Assurances.  The Singer Group shall take all actions necessary to carry out the intention of this Section 3, including, without limitation, delivering to the Company upon its written request executed proxies naming the proxies appointed by the Company for all Shares as of the record dates for the aforementioned meetings of stockholders.

Section 4.  Additional Standstill Arrangements.  During the Standstill Period and so long as there is no failure of the Company to be in compliance in all respects with the applicable material provisions of this Agreement, none of the Singer Group will, without the written consent of the Company, directly or indirectly, solicit, request, advise, assist or encourage others (other than exercising their rights to vote their respective Shares at an annual or special meeting of the stockholders of the Company, in each instance in compliance with the terms of this Agreement), to (a) effect, seek or offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way solicit or assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated by the SEC) or consent to vote any voting securities of the Company;

(b) form, join, encourage, influence, advise or in any way participate in a “group” (as defined under the Exchange Act); (c) except as otherwise expressly provided herein, otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of the Company; (d) except as described in Section 2, nominate any person as a director of the Company or propose any matter to be voted on by stockholders of the Company; or (e) take any action which would reasonably be expected to force the Company to make a public announcement regarding any types of matters set forth in (a) above; or (f) enter into any discussions or arrangements with any third party with respect to any of the foregoing.  The Stockholder also agrees that during the Standstill Period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).   Notwithstanding the foregoing provisions of this Section 4 or any other provision of this Agreement, if at any time or from time to time any third party or third parties (collectively, a “Third Party”)  other than as a result of the direct or indirect solicitation, request, advice, assistance or encouragement of any member of the Singer Group, effects, seeks or offers or proposes to effect seek or offers or participates in, or in any way assists any other person, to effect, seek, offer, propose or participate in, any of the acts or activities (the “Activities”)  referred to in items (i), (ii) (iii) and/or (iv) of clause (a) of the first sentence of this Section 4, then, so long as any one or more members of the Singer Group shall have given not less than 15 calendar days’ advance notice to the Chief Executive Officer of the Company of such member or members intention to communicate with the Third Party or the Board of the Company, such member or members of the Singer Group shall be free to communicate directly with the Board of the Company and/or such Third Party on a confidential, non-public basis in all respects about the Activities, including, without limitation, either in support of or in opposition to the Activities.  Any one or more members of the Singer Group who wish to communicate with a Third Party and who will receive material non-public information about the Company in connection with such communication shall, before receiving such information, enter into a written non-disclosure agreement with the Company and such Third Party in form and substance mutually acceptable to the parties thereto.

Section 5.  Press Releases and Other Public Statements.  During the Standstill Period the Company and the Stockholder agree as follows:

(a) The Company agrees to provide the Stockholder with an opportunity to review and comment on any press release, public filing, or letter to the Company’s stockholders containing statements about the Stockholder prior to its public release; provided, however, that nothing in this Section 5(a) shall impede or delay the ability of the Company act in compliance with the requirements of all applicable federal securities laws and other applicable laws.

(b) The Stockholder agrees to provide the Company with an opportunity to review and comment on any press release, public filing, or letter to the Company’s stockholders containing statements about the Company, prior to its public release; provided, however, that nothing in this Section 5(b) shall impede or delay the ability of the Stockholder to act in compliance with the requirements of all applicable federal securities laws and other applicable laws.

(c) Neither the Company nor any of the Singer Group shall, directly or indirectly, make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other government agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its respective past, present or future general partners, directors, officers or employees, which disparages any of such other party’s respective past, present or future general partners, directors, officer or employees as individuals (recognizing that the parties shall be free to comment in good faith regarding the business of the Company, provided any such comment shall not otherwise violate the terms of this Agreement).

Section 6.  Remedies.  Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware or in any state or federal court in the State of Colorado, in addition to any other remedy to which they may be entitled at law or in equity.  Any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 7.  Amendment; Waiver.  Any provision of this Agreement may be amended or waived, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by all parties hereto, or in the case of a waiver, by the party hereto against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.  No Assignment or Benefit to Third Parties.  The Stockholder may not assign, or cause to be assigned, any of its rights under this Agreement or delegate, or cause to be delegated, any of the obligations relating to the Singer Group under this Agreement by operation of law or otherwise, without the prior written consent of the Company.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Stockholder and the Company and their respective permitted successors and permitted assigns, any right or remedy under or by reason of this Agreement.

Section 9.  Entire Agreement.  This Agreement, together with the schedule hereto, contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 10.  Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and sent by U.S.  registered mail, return receipt requested, by facsimile, with written confirmation of receipt, or by electronic mail in portable document format, with written confirmation of receipt:

if to the Company:                                            Evolving Systems, Inc.
9777 Pyramid Court
Suite 100
Englewood, Colorado 80112
Facsimile:  (303) 802-1138
Email:  Anita.Moseley@evolving.com
Attention: General Counsel

with a copy to:                                                                 Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
Facsimile:  (303) 866-0200
Email:  charles.maguire@hro.com
Attention: Charles D. Maguire, Jr.

if to the Stockholder:                                Karen Singer
c/o Romulus Holdings
2200 Fletcher Avenue, Fifth Floor
Fort Lee, NJ 07024

with copies to:                                                                  Andrews Kurth LLP
450 Lexington Avenue
New York, NY 10017
Attention: Charles Uniman, Esq.
Fax No: 212-850-2929

Section 11.  Governing Law ..  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.  Each party hereto, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware, for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agree not to commence any action, suit or proceeding related thereto except in such courts.  Each party hereto, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding in any such court has been brought in any inconvenient forum.

Section 12.  Counterparts.  This Agreement may be executed and delivered (including without limitation by facsimile or PDF signature) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.  No Presumption Against Draftsman.  Each party hereto hereby acknowledges that the parties hereto fully negotiated the terms of this Agreement, that each such party had an equal opportunity to influence the drafting of the language contained in this Agreement and that there shall be no presumption against any such party on the ground that such party was responsible for preparing this Agreement or any part hereof.

Section 14.  Enforceability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the parties hereto that the parties hereto would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the parties hereto shall use best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such that is held invalid, void or unenforceable by a court of competent jurisdiction.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

COMPANY

EVOLVING SYSTEMS, INC.

By:
Thaddeus Dupper
Title:	President & CEO

STOCKHOLDER

Karen Singer, Trustee for Singer Children’s Management Trust